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                        Consent of Auditor

I hereby consent to the use in this Form SB-2 for Resolution Assistance Corporation, of my report dated February 14, 2003, relating to the December 31, 2002 and 2001, financial statements of Resolution Assistance Corporation.


/s/ Ted A. Madsen
Ted A. Madsen
Salt Lake City, Utah
April 16, 2003